As filed with the Securities and Exchange Commission on May 10, 2012

Investment Company Act File No. 811-21943

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ AMENDMENT NO.  13

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CANTOR OPPORTUNISTIC ALTERNATIVES FUND, LLC
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(Exact name of Registrant as specified in Charter)

110 East 59th Street
New York, NY 10022
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(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (212) 938-5000

Marlena Kaplan
Cantor Fitzgerald Investment Advisors, L.P.
110 East 59th Street
New York, NY 10022
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(Name and address of agent for service)

COPY TO:

Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
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This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  Registrant’s Shares are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act.   Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, Registrant’s Shares.

Cantor Opportunistic Alternatives Fund, LLC
(formerly Cadogan Opportunistic Alternatives Fund, LLC)

110 East 59th Street
New York, NY 10022
(212) 938-5000

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SUPPLEMENT DATED MAY 10, 2012
TO THE PROSPECTUS
DATED AUGUST 1, 2011

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This Supplement modifies the Prospectus dated August 1, 2011 (the “Prospectus”) for Cantor Opportunistic Alternatives Fund, LLC (formerly Cadogan Opportunistic Alternatives Fund, LLC) (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Prospectus.

The Company’s Portfolio Manager

Cantor Fitzgerald Investment Advisors, L.P. (“CFIA”) has appointed Mr. Peter Hommeyer and Mr. Clint Grady as Portfolio Managers for the Company, thereby replacing Mr. Anthony Rosenthal in that role.  Mr. Rosenthal resigned from CFIA on May 9, 2012.

Mr. Hommeyer is currently the Director of Research for CFIA and Portfolio Manager for the Cantor Alternative Strategies Trust portfolio.  Mr. Hommeyer works with CFIA’s Research Team to identify, evaluate, and monitor hedge fund managers for CFIA as well as play a lead role in portfolio management.  Prior to joining the Investment Manager in November 2011, Mr. Hommeyer was a Managing Director at Cadogan Management.  Prior to that, he ran the Alternative Investments Group for BAWAG Bank in Vienna, Austria.

From 1997 to 2001, he worked for Bank Austria in Vienna and London, holding positions in portfolio management and derivatives trading.  He began his career on the floor of the Chicago Board Options Exchange in 1990.

Mr. Hommeyer received a BA in Economics from the University of Colorado at Boulder.  His studies also included two semesters at the Institute fur Europaeische Studien in Vienna, Austria.  Mr. Hommeyer is a CAIA Charter holder and has held the SFA Registered Representative and EUREX Authorized Trader’s License registrations.

Mr. Grady is currently the Director of Quantitative Research for CFIA.  Mr. Grady works with CFIA’s Research and Risk Teams to help evaluate and monitor hedge fund managers and CFIA’s fund of funds portfolios.  Mr. Grady joined CFIA in December 2011 from Cadogan Management, where he had similar responsibilities.

Mr. Grady graduated from the University of Notre Dame’s College of Engineering with a BS in Computer Science.  Mr. Grady also received an MBA from Georgetown University’s McDonough School of Business in 2006.  Mr. Grady holds the Chartered Financial Analyst (CFA) designation.

The following table provides information as of April 30, 2012 relating to the activities and compensation of the Portfolio Managers of the Company to help you evaluate any conflicts of interest that may arise in managing the Company’s assets.

PORTFOLIO MANAGER	BENEFICIAL OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY	NUMBER OF OTHER REGISTERED INVESTMENT COMPANIES MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS	NUMBER OF OTHER POOLED INVESTMENT VEHICLES MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS	NUMBER OF OTHER ACCOUNTS MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS
Peter Hommeyer	$0	None	1 account with assets of $68,086,836	None
Clint Grady	$0	None	None	None

With respect to the other pooled investment vehicle managed by Mr. Hommeyer, advisory fees are based in part on performance of the accounts.  Mr. Grady does not manage other pooled investment vehicles for which advisory fees are based in part on performance of the accounts.  Neither Mr. Hommeyer nor Mr. Grady receive any direct compensation, performance-based or otherwise, from the Company.  Mr. Hommeyer and Mr. Grady are full-time employees of CFIA and receive a fixed salary and discretionary bonus (based on individual performance as well as the overall performance of CFIA) for the services they provide.  Neither Mr. Hommeyer nor Mr. Grady own any equity interest in CFIA or any of its affiliates.

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The Company’s Prospectus is contained in the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on July 29, 2011.  That Registration Statement is modified by and incorporated by reference in this Supplemental Amendment.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf by the undersigned duly authorized person, in New York, New York, on the 10th day of May 2012.

Cantor Opportunistic Alternatives Fund, LLC

By: /s/	Marlena Kaplan
	Name:	Marlena Kaplan
	Title:	Treasurer and Secretary